Exhibit 23.1

                                                                 October 7, 2003

To the Board of Directors

NewAlliance Bancshares, Inc.

We consent to the filing of our opinions as exhibits to the Registration Statement on Form S-1 filed with the Commission on September 30, 2003 (File No. 333-109266) and as exhibits to the Registration Statement of NewAlliance Bancshares, Inc. on Form S-4 filed with the Commission on October 7, 2003. We also consent to the reference to our firm under the headings “NEW HAVEN SAVINGS BANK CONVERSION AND THE RELATED STOCK OFFERING BY NEWALLIANCE BANCSHARES” and “LEGAL OPINIONS” in the Prospectus which is part of such Registration Statement on Form S-4 and the reference to our firm under the headings “THE CONVERSION AND THE OFFERING” and “LEGAL OPINIONS” in the Prospectus which is part of such Registration Statement on Form S-1.

Tyler Cooper & Alcorn, LLP

By:	/S/ ROBERT J. METZLER, II

Robert J. Metzler, II